                                                                      Exhibit 99

August 14, 2000
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated July 25, 2000 on our review of interim financial information of Vertex Pharmaceuticals Incorporated (the "Company")as of and for the period ended June 30, 2000 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in its registration statements on Form S-8 (File Nos. 33-48030, 33-48348, 33-65742, 33-93224, 33-12325, 333-27011, 333-56179
and 333-79549) and Form S-3 (File No. 333-37794). Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

Yours very truly,


/s/ PricewaterhouseCoopers LLP

Boston, MA